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                                 (HEMOSOL LOGO)

                                     PROXY

         SOLICITED BY MANAGEMENT FOR THE ANNUAL AND SPECIAL MEETING OF SECURITYHOLDERS TO BE HELD ON APRIL 20, 2004 AND ANY ADJOURNMENT(S) OR
                            POSTPONEMENT(S) THEREOF

     Reference is made to the accompanying Management Information Circular (the "Circular") dated March 10, 2004 relating to the Annual and Special Meeting (the "Meeting") of securityholders of Hemosol Inc. ("Hemosol") to be held on April 20, 2004 and any adjournment(s) or postponement(s) thereof.

     The undersigned holder of (i) warrants to purchase common shares of Hemosol and/or (ii) broker compensation options to purchase common shares and common share purchase warrants of Hemosol (collectively, the "Securities") hereby appoints Lee D. Hartwell, the Chief Executive Officer of Hemosol, or failing him, Edward E. McCormack, member of the Board of Directors of Hemosol, or failing him, George W. Masters, Vice-Chairman of the Board of Directors of Hemosol, or instead of any of the foregoing, ------------------------------------------------------------, as the nominee of the undersigned to attend and act for and on behalf of the undersigned at the Meeting, to the same extent and with the same power as if the undersigned was personally present at the said Meeting, with power of substitution and, without limiting the generality of the power hereby conferred, the nominees named above are specifically directed to vote the Securities registered in the name of the undersigned as specified below:

1.   FOR  [ ]     AGAINST  [ ]

     (or if no specification is made, vote "FOR") a special resolution, the full text of which is set out as Annex A to the Circular, approving a plan of arrangement (the "Arrangement") under section 182 of the Business Corporations Act (Ontario) involving Hemosol, its securityholders and MDS Inc., providing for a reorganization of Hemosol's business to allow Hemosol's business to exchange, in effect, a significant portion of its existing and unutilized tax losses and other tax assets for a $16 million cash infusion, all as more particularly described and set forth in the Circular.